UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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SEMILEDS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SemiLEDs Corporation
3F, No. 11 Ke Jung Rd., Chu-Nan Site
Hsinchu Science Park, Chu-Nan 350
Miao-Li County, Taiwan, R.O.C.
+886-37-586788

December 22, 2011

Dear Stockholder:

I am pleased to invite you to attend the 2012 Annual Meeting of Stockholders of SemiLEDs Corporation, our first meeting as a public company.  The meeting will be held on Monday, February 6, 2012 at 10 a.m. local time at the Sheraton Hsinchu Hotel, which is located at No. 265, Dong Sec 1, Guangming 6th Rd., Zhubei City, Hsinchu County, Taiwan.

We are furnishing our proxy materials to stockholders primarily over the Internet.  This process expedites stockholders’ receipt of proxy materials, while significantly lowering the costs of our annual meeting and conserving natural resources.  On December 22, 2011, we mailed to our stockholders a notice containing instructions on how to access our Proxy Statement and 2011 Annual Report to Stockholders and to vote online.  The notice also included instructions on how you can receive a paper copy of your annual meeting materials.  If you received your annual meeting materials by mail, the Proxy Statement, 2011 Annual Report to Stockholders and proxy card were enclosed.

At this year’s annual meeting, the agenda includes the following items:

Agenda Item	Board Recommendation

Election of directors	FOR

Advisory vote on executive compensation	FOR

Advisory vote on the frequency of holding future advisory votes on executive compensation	3 Years

Ratification of the appointment of KPMG (Taiwan) as our independent registered public accounting firm	FOR

Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2012 Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Whether or not you plan to attend the annual meeting, I hope you will vote as soon as possible.  You may vote over the Internet or in person at the annual meeting or, if you receive your proxy materials by U.S. mail, you also may vote by mailing a proxy card or voting by telephone.  Please review the instructions on the notice or on the proxy card regarding your voting options. Only stockholders showing proof of ownership on the record date will be allowed to attend the meeting in person.

Sincerely yours,

Trung T. Doan
Chairman of the Board and
Chief Executive Officer

(This page has been left blank intentionally.)

SemiLEDs Corporation
3F, No. 11 Ke Jung Rd., Chu-Nan Site
Hsinchu Science Park, Chu-Nan 350
Miao-Li County, Taiwan, R.O.C.
+886-37-586788

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10 a.m. local time on Monday, February 6, 2012

PLACE	Sheraton Hsinchu Hotel, No. 265, Dong Sec 1, Guangming 6th Rd., Zhubei City, Hsinchu County, Taiwan.

AGENDA	• Elect the four director nominees named in the Proxy Statement

• Hold an advisory vote on executive compensation

• Hold an advisory vote on the frequency of holding future advisory votes on executive compensation

• Ratify the appointment of KPMG (Taiwan) as our independent registered public accounting firm

• Transact such other business as may properly come before the annual meeting (including adjournments and postponements)

RECORD DATE	December 12, 2011

VOTING

Please vote as soon as possible to record your vote, even if you plan to attend the annual meeting. Your broker will NOT be able to vote your shares with respect to the election of directors and most of the other matters presented at the meeting, unless you have given your broker specific instructions to do so. We strongly encourage you to vote. You have three options for submitting your vote before the annual meeting:

• Internet

• Phone

• Mail

By Order of the Board of Directors,

Dr. Anh Chuong Tran
Corporate Secretary

Chu-Nan, Taiwan
December 22, 2011

INTERNET AVAILABILITY OF PROXY MATERIALS

We are furnishing proxy materials to our stockholders primarily via the Internet.  On December 22, 2011, we mailed most of our stockholders on the record date a Notice Regarding the Availability of Proxy Materials (“Notice of Internet Availability”) containing instructions on how to access and review all of the important information contained in our proxy materials, including our Proxy Statement and our 2011 Annual Report to Stockholders.  The Notice of Internet Availability also instructs you on how to vote via the Internet.  Other stockholders, in accordance with their prior requests, have been mailed paper copies of our proxy materials and a proxy card or voting form.

Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the annual meeting, and conserve natural resources.  However, if you would prefer to receive paper copies of proxy materials, please follow the instructions included in the Notice of Internet Availability.

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Stockholders to be Held on February 6, 2012:
The Notice of the 2012 Annual Meeting, the Proxy Statement and
the 2011 Annual Report to Stockholders are available at www.proxyvote.com.

ATTENDING THE ANNUAL MEETING

• Doors open at 9:30 a.m. local time

• Meeting starts at 10:00 a.m. local time

• Proof of SemiLEDs Corporation stock ownership and photo identification will be required to attend the annual meeting

• You do not need to attend the annual meeting to vote if you submitted your proxy in advance of the annual meeting

QUESTIONS

For questions regarding	Contact:

Annual meeting	Investor Relations investor@semileds.com (212) 766-1800 Ext. #204

Stock ownership for registered holders	American Stock Transfer & Trust Company, LLC 1218 Third Avenue, Suite 1700 Seattle, Washington 98101 (206) 602-0811

Stock ownership for beneficial holders	Please contact your broker, bank, or other nominee.

SemiLEDs Corporation
3F, No. 11 Ke Jung Rd., Chu-Nan Site
Hsinchu Science Park, Chu-Nan 350
Miao-Li County, Taiwan, R.O.C.
+886-37-586788

PROXY STATEMENT

Our Board of Directors (the “Board”) solicits your proxy for the 2012 Annual Meeting of Stockholders and any postponement or adjournment of the meeting for the matters set forth in “Notice of 2012 Annual Meeting of Stockholders.” The annual meeting will be held at 10:00 a.m. local time on Monday, February 6, 2012 at the Sheraton Hsinchu Hotel, which is located at No. 265, Dong Sec 1, Guangming 6th Rd., Zhubei City, Hsinchu County, Taiwan. We made this Proxy Statement available to stockholders beginning on December 22, 2011.

Record Date	December 12, 2011

Quorum	Holders of a majority of the voting power of all issued and outstanding shares on the record date must be present in person or represented by proxy

Shares Outstanding	27,315,349 shares of common stock outstanding as of December 12, 2011

Voting by Proxy	Internet, telephone, or mail

Voting at the Meeting

We encourage stockholders to vote in advance of the annual meeting, even if they plan to attend the meeting.  In order to be counted, proxies submitted by Internet or telephone must be received by 11:59 p.m. Eastern Standard Time on February 4, 2011.  Stockholders can vote in person during the meeting.  Stockholders of record who attend the annual meeting in person may obtain a ballot.  Beneficial holders who attend the annual meeting in person must obtain a proxy from their broker, bank, or other nominee prior to the date of the annual meeting and present it with their ballot.  Voting in person by a stockholder during the meeting will replace any previous votes.

Changing Your Vote

Stockholders of record may revoke their proxy at any time before the polls close by submitting a later-dated vote in person at the annual meeting, by delivering instructions to our Corporate Secretary before the annual meeting or by voting again using the Internet or telephone before the cut-off time.  (Your latest Internet or telephone proxy is the one that will be counted.)  If you hold shares through a broker, bank, or other nominee, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals

Each share of our common stock outstanding on the record date is entitled to one vote on each of the four director nominees and one vote on each other matter.  The election of directors and the determination of the frequency of holding future advisory votes on executive compensation is determined by the plurality of votes.  Approval of each of the other matters on the agenda is determined by a majority of votes cast affirmatively or negatively.

Effect of Abstentions and Broker Non-Votes

Shares voting “withhold” have no effect on the election of directors.  For each of the other proposals, abstentions have the same effect as negative votes.  Broker non-votes (shares held by brokers that do not have discretionary authority to vote on a matter and have not received voting instructions from their clients) have no effect.  If you are a beneficial holder and do not provide specific voting instructions to your broker, the organization that holds your shares will not be authorized to vote on most items being put to a vote, including the election of directors.  Accordingly, we encourage you to vote promptly, even if you plan to attend the annual meeting.

Voting Instructions

If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions.  If you are a stockholder of record and you submit proxy voting instructions but do not direct how to vote on each item, the persons named as proxies will vote as the Board recommends on each proposal. The persons named as proxies will vote on any other matters properly presented at the annual meeting in accordance with their best judgment.  Our Bylaws set forth requirements for advance notice of nominations and agenda items for the annual meeting, and we have not received timely notice of any such matters that may be properly presented for voting at the annual meeting, other than the items from the Board described in this Proxy Statement.

Voting Results	We will announce preliminary results at the annual meeting. We will report final results in a filing with the U.S. Securities and Exchange Commission (“SEC”) on Form 8-K.

PROPOSAL 1:  ELECTION OF DIRECTORS

Upon the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated the four persons listed below to serve as directors.  Each director’s term runs from the date of his election until our next annual stockholders’ meeting, or until his successor is elected or appointed.  If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board to fill the vacancy.  We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Board Composition

Our Nominating and Corporate Governance Committee is charged with identifying and evaluating individuals qualified to serve as members of the Board and recommending to the full Board nominees for election as directors.  We seek directors with experience in areas relevant to the strategy and operations of the Company.  We seek a Board that collectively has a range and diversity of skill, experience, age, industry knowledge and other factors in the context of the needs of the Board. The biographies of each of the nominees below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee to determine that the person should serve as a director of our Company.  In addition to the information presented below regarding each director’s specific experience, qualifications, attributes and skills that led our Nominating and Corporate Governance Committee and Board to the conclusion that he should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards.  Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our Company and our Board.  Each of our director nominees is currently serving on the Board.

Our nominees for election as directors at the annual meeting include our Chief Executive Officer (“CEO”) and our President and Chief Operating Officer (“COO”) and two independent directors, as defined in the applicable rules for companies traded on The NASDAQ Global Select Market (“NASDAQ”), Dr. Jack Lau and Scott R. Simplot.  See “Corporate Governance—Director Independence” below.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

Nominees

Trung T. Doan, 53, has served as a director, Chairman of our Board and our CEO since January 2005. Prior to joining us, Mr. Doan served as Corporate Vice President of Applied Global Services (AGS) Product Group at Applied Materials, Inc. and also served as President and Chief Executive Officer of Jusung Engineering, Inc., a semiconductor/LCD equipment company in Korea. In addition, Mr. Doan served as Vice President of Process Development at Micron Technology Inc. Mr. Doan currently serves on the board of directors of Advanced Energy Industries, a publicly traded manufacturer of power conversion and control systems.  Mr. Doan has also served as a director of Dolsoft Corporation, a privately held software company, within the past five years.  Previously, Mr. Doan served as a director of Nu Tool Inc., a semiconductor technology company, and as a director of EMCO, a publicly traded manufacturer of advanced flow control devices and systems.  Mr. Doan holds a bachelor of science degree in nuclear engineering from the University of California, Santa Barbara, where he graduated with honors, and a masters of science degree in chemical engineering from the University of California, Santa Barbara. Our Board has determined that Mr. Doan should serve on our Board and as our Chairman based on his in-depth knowledge of our business and industry and his experience serving on the boards of directors of several major technology companies, as well as in management roles in the technology industry.

Dr. Anh Chuong Tran, 49, has served as our President, COO and director since January 2005. Dr. Tran served as Vice President at Highlink Technology Corporation from November 2000 to November 2004 and a senior staff scientist at Emcore Corporation from 1995 to February 2000. Dr. Tran holds a bachelor of science degree in physics from the Czech Technical University, Prague, and a doctor of philosophy degree in physics from the University of Montreal. Our Board has determined that Dr. Tran should serve as our President, COO and director based on his in-

depth knowledge of our business and industry and experience in operational management roles in the technology industry.

Dr. Jack Lau, 44, has served as a director since October 2010. Dr. Lau has been Chairman, Chief Executive Officer and director of Perception Digital Holdings Limited, a company that provides multimedia technology solutions which he co-founded, since January 1999. He is currently an Adjunct Professor at the Hong Kong University of Science and Technology. Prior to co-founding Perception, Dr. Lau was a Visiting Scholar at the Center for Integrated Systems at Stanford University from 1995 to 1996. From 1996 to 1998, he was an Assistant Professor at the Hong Kong University of Science and Technology in the Department of Electronic and Computer Engineering. Between 1988 and 1991, Dr. Lau worked at Hewlett-Packard Development Company L.P., Schlumberger Limited and Integrated Information Technology, Inc. Between 1997 and 2000, Dr. Lau served on the board of directors of Orient Power Holding Limited and Yue Fung Development Co., Ltd. in Hong Kong. Dr. Lau holds a bachelor’s and master’s degrees in Electrical Engineering from the University of California at Berkeley. He holds a doctor of philosophy degree and executive master of business administration degree from the Hong Kong University of Science and Technology. Our Board has determined that Dr. Lau should serve as a director based on his engineering background and his experience serving on the boards of directors of various private and public companies.

Scott R. Simplot, 65, has served as a director since March 2005. Mr. Simplot has been Chairman of the board of directors and a director of J.R. Simplot Company since May 2001 and August 1970, respectively.  Mr. Simplot holds a bachelor of science degree in business from the University of Idaho and a masters in business administration from the University of Pennsylvania. Mr. Simplot became a director on our Board as part of his duties as the Chairman of the board of J.R. Simplot Company, the 100% owner of Simplot Taiwan, Inc., which was entitled to designate two members of our board of directors in connection with J.R. Simplot Company’s investment in our Series A convertible preferred stock.  Our Board has determined that Mr. Simplot should serve as a director based on the extensive knowledge and insight he brings to our Board from his experience serving as Chairman and holding a variety of management positions at a large private company and serving on the boards of directors of companies in a variety of industries.

Executive Officers

In addition to Mr. Doan, our CEO, and Dr. Tran, our COO, who also serve as directors, our executive officers as of December 12, 2011 consisted of the following:

David Young, 47, has served as our Chief Financial Officer since March 2008. Prior to joining us, Mr. Young served as Vice President, Sourcing Administration, of Payless ShoeSource International Ltd. from October 2005 to February 2008, co-founder and Executive Vice President of Tera Xtal Technology Corporation, Chief Financial Officer of Sparkice.com Inc. and Chief Financial Officer of Young Brothers Development Co., Ltd. from 1996 to 1999. Mr. Young also served as audit manager at Arthur Andersen from 1993 to 1995 and as audit manager and audit senior at Ernst & Young from 1987 to 1993. Mr. Young holds a bachelor of arts degree in economics and business from the University of California, Los Angeles.

Yingku Adam Lin, 38, has served as our General Counsel and Vice President of Business Development since May 2011.  Prior to joining us, Mr. Lin was a partner with Virtual Law Partners LLP from July 2009 to May 2011 and an associate with Orrick, Herrington & Sutcliffe LLP from February 2006 to July 2009.  Mr. Lin holds a bachelor of science degree in civil and environmental engineering from the University of California, Berkeley, a masters of science degree in civil and environmental engineering from Stanford University and a juris doctor degree from the University of California, Hastings College of the Law.

CORPORATE GOVERNANCE

Board Responsibilities and Structure

The Board oversees, counsels, and directs management in the long-term interests of the Company and our stockholders.  The Board’s responsibilities include:

•             selecting, evaluating the performance of, and determining the compensation of the CEO and other executive officers;

•             overseeing the risks that the Company faces;

•             reviewing and approving our major financial objectives and strategic and operating plans, and other significant actions;

•             overseeing the conduct of our business and the assessment of our business and other enterprise risks to evaluate whether the business is being properly managed; and

•             overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures, and compliance with law and ethics.

The Board and its committees met throughout the year on a set schedule, held special meetings, and acted by written consent from time to time as appropriate.  During fiscal year 2011, the Board held three sessions for the independent directors to meet without the CEO or COO present.

Our Bylaws do not dictate a particular Board structure and the Board is free to determine whether or not to have a Chairman and, if so, to select that Chairman and our CEO in the manner it considers our best interest.  Currently, the Board has selected Mr. Doan to hold the position of both Chairman of the Board and CEO.  Mr. Doan’s experience at the Company has afforded him intimate knowledge of the issues, challenges and opportunities facing each of the Company’s businesses. Accordingly, he is well positioned to focus the Board’s attention on the most pressing issues facing the Company.  The Board has not appointed a lead independent director.  The Board believes its administration of its risk oversight function has not affected the Board’s leadership structure.

Director Independence

The published listing requirements of NASDAQ dictate that a majority of the Board be comprised of independent directors whom our Board has determined have no material relationship with our Company and who are otherwise “independent” directors under those listing requirements.  Our current Board consists of seven persons, the four nominees listed above, and three others not standing for reelection—Richard P. Beck, Richard S. Hill and Mark Johnson—and whose terms will therefore end at the Annual Meeting.  The Board has determined that each of our current directors, other than Mr. Doan, our CEO, and Dr. Tran, our President and COO, qualifies as an independent director, such that five out of the current seven directors—more than a majority are independent directors under the NASDAQ rules.

The NASDAQ rules have objective tests and a subjective test for determining who is an “independent director.” Under the objective tests, a director cannot be considered independent if:

•             the director is, or at any time during the past three years was, an employee of the company;

•             the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

•             a family member of the director is, or at any time during the past three years was, an executive officer of the company;

•             the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceeded 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever was greater (subject to certain exclusions);

•             the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or

•             the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  The Board has not established categorical standards or guidelines to make these subjective determinations but considers all relevant facts and circumstances.

In addition to the Board-level standards for director independence, the NASDAQ rules provide that directors, of whom there must be three, who serve on the Audit Committee must each satisfy standards established by the SEC that require that members of audit committees must not be affiliated persons of the issuer and may not accept directly or indirectly any consulting, advisory, or other compensatory fee from the issuer other than their director compensation.

Transactions Considered in Independence Determinations

In making its independence determinations, the Board considered transactions that occurred since the beginning of fiscal year 2009 between the Company and entities associated with the independent directors or members of their immediate family.  All identified transactions that appeared to relate to the Company and a family member of, or entity with a known connection to, a director were presented to the Board for consideration.

None of the non-employee directors was disqualified from “independent” status under the objective tests.  In making its subjective determination that each of our Company’s non-employee director is independent, the Board reviewed and discussed additional information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and the Company’s management.  The Board considered the transactions in the context of the NASDAQ objective standards, the special standards established by the SEC for members of audit committees, and the SEC and U.S. Internal Revenue Service (“IRS”) standards for compensation committee members.  Based on all of the foregoing, as required by the NASDAQ rules, the Board made a subjective determination that, because of the nature of the director’s relationship with the entity and/or the amount involved, no relationships exist that, in the opinion of the Board, would impair the director’s independence.  The independence determination included reviewing transactions between the Company and the J.R. Simplot Company of the purchase of an immaterial amount of lighting fixtures in 2010, which purchases were determined to be not inconsistent with a determination that Mr. Simplot is “independent.”

Additional Directors

If all four directors are elected, two directors will meet the independence test under the NASDAQ rules—less than the required majority.  Management and the Nominating and Corporate Governance Committee are seeking additional qualified director candidates who meet the independence test under the NASDAQ rules, including particularly candidates who satisfy standards established by the SEC to qualify as independent for purposes of membership on the Audit Committee.  If the Company is successful in identifying such candidates, the directors elected at the Annual Meeting could immediately thereafter consider appointing one or more of these director candidates to the Board and therefore be able to promptly reestablish compliance with the published listing requirements of NASDAQ that a majority of the Board be “independent.”

Board Committees and Charters

The Board delegates various responsibilities and authority to different Board committees.  Committees regularly report on their activities and actions to the full Board.  The Board currently has, and appoints the members of, a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.  Each of the Board committees has a written charter approved by the Board, and we post each charter on our web site at http://investors.semileds.com/governance.cfm.  Each committee can engage outside experts, advisors and counsel to assist the committee in its work.  The following table identifies the current committee members.

Name	Audit	Compensation	Nominating and Corporate Governance
Richard P. Beck	Chair		Chair
Richard S. Hill	✓	Chair
Mark Johnson	✓	✓	✓
Dr. Jack Lau		✓	✓
Number of Committee Meetings Held in Fiscal Year 2011	5	6	2

Audit Committee

Our Audit Committee is responsible for, among other things:

•             reviewing and approving the selection of our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;

•             monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•             reviewing the adequacy and effectiveness of our internal control policies and procedures;

•             discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results; and

•             preparing the Audit Committee Report that the SEC requires in our annual proxy statement.

The Board believes that each current member of our Audit Committee is an independent director under the NASDAQ rules and meets the additional SEC independence requirements for audit committee members.  It has also determined that Mr. Beck meets the requirements of an “audit committee financial expert,” as defined in Regulation S-K and that each of the two current other Audit Committee members meets the financial statement literacy requirements of the NASDAQ rules.  The terms of each of the Audit Committee members will end at the Annual Meeting.  As described above, the NASDAQ rules require that each listed company have an audit committee comprised of three directors, each of whom must be independent under the NASDAQ rules and meet additional SEC standards.  Dr. Jack Lau is currently the only nominee who satisfies the additional SEC independence requirements for audit committee members.  In seeking additional director candidates, management and the Nominating and Corporate Governance Committee are particularly emphasizing candidates that meet the additional SEC independence requirements for audit committee members, that are financially literate and, although not required under the NASDAQ rules, at least one candidate that qualifies as an “audit committee financial expert.”  Identifying sufficient candidates meeting these requirements and appointing them to the Board and the Audit Committee immediately after the Annual Meeting would enable the Company to promptly reestablish compliance with requirements for Audit Committee composition under the NASDAQ rules.

Compensation Committee

Our Compensation Committee is responsible for, among other things:

•             overseeing our compensation policies, plans and benefit programs;

•             reviewing and approving for our executive officers: the annual base salary, the annual incentive bonus, including the specific goals and amount, equity compensation, employment agreements, severance arrangements and change in control arrangements, and any other benefits, compensation or arrangements;

•             preparing the compensation committee report that the SEC requires to be included in our annual proxy statement;

•             reviewing and determining our equity-based compensation plans; and

•             administering our equity-based compensation plans.

Although the Compensation Committee has the authority to determine the compensation paid to executive officers, other officers, employees, consultants and advisors, it can delegate its responsibility for setting compensation for individuals other than the CEO, to a subcommittee, in the case of other officers, or to officers, in the case of employees and consultants.  It may also delegate to officers the authority to grant options or other equity or equity-based awards to employees who are not executive officers or members of the Board.  It may also generally take into account the recommendations of the CEO, other than with respect to his own compensation.  As further described under “Compensation of the Named Executive Officers and Directors—Compensation Discussion and Analysis” below, the Compensation Committee has engaged Mercer, an independent compensation consultant, to assist it in various respects.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is responsible for, among other things:

•             identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to the Board;

•             reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our Board;

•             overseeing the evaluation of our Board and management; and

•             recommending members for each Board committee to our Board.

As a newly public company, our Nominating and Corporate Governance Committee is refining its process in respect of director candidate identification.  It has not established any minimum qualifications for directors although in assessing the skills and characteristics of individual members, it must give due regard for independence and financial literacy considerations dictated by the NASDAQ rules.  The Nominating and Corporate Governance Committee does not at this time have a policy regarding its consideration of director candidates recommended by stockholders, as it has not yet received any such recommendations.  It may adopt a policy if such recommendations are received.

Attendance at Board, Committee and Annual Stockholders’ Meetings

The Board held 14 meetings in fiscal year 2011.  We expect each director to attend every meeting of the Board and the committees on which he or she serves, and encourage them to attend the annual stockholders’ meeting.  All directors attended at least 75% of the aggregate meetings of the Board and the committees on which they served in fiscal year 2011.  This annual meeting will be our first annual meeting as a public company.

Risk Management

The Board is involved in the oversight of risks that could affect the Company.  This oversight is conducted primarily through the Audit Committee which, on behalf of the Board, is charged with overseeing the principal risk exposures we face and our mitigation efforts in respect of these risks.  The committee is responsible for interfacing with management and discussing with management the Company’s principal risk exposures and the steps management has taken to monitor and control risk exposures, including risk assessment and risk management policies.  The Compensation Committee also plays a role in that it is charged, in overseeing the Company’s overall compensation structure, with assessing whether that compensation structure creates risks that are reasonably likely to have a material adverse effect on us.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. The Code of Business Conduct and Ethics is available our website at http://investors.semileds.com/governance.cfm. Any amendments to the Code, or any waivers of its requirements required to be disclosed pursuant to SEC or NASDAQ requirements, will be disclosed on the website.

Communications from Stockholders and Other Interested Parties to Directors

The Board recommends that stockholders and other interested parties initiate communications with the Board, any committee of the Board or any individual director in writing to the attention of our Corporate Secretary at our principal executive offices at 3F, No. 11 Ke Jung Rd., Chu-Nan Site, Hsinchu Science Park, Chu-Nan 350, Miao-Li County, Taiwan, R.O.C.  This process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner.  The Board has instructed our Corporate Secretary to review such correspondence and, at his discretion, not to forward items if he deems them to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between our Board or Compensation Committee and the board of directors or compensation committee of any other entity, nor has any interlocking relationship existed in the past.

PROPOSAL 2:  ADVISORY VOTE ON THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

Background to the Advisory Vote

Under an amendment to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), adopted by Congress as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), stockholders are able to vote to approve, on an advisory (non-binding) basis no less frequently than once every three calendar years, the compensation of the named executive officers (a “a say-on-pay vote”).

Reason for the Board Recommendation

As described below in the “Compensation Discussion and Analysis” section of this Proxy Statement, we have structured our executive compensation program to reward our executive officers with compensation that is affordable and sufficient to retain such officers while concurrently aligning the officers’ interests with the achievement of our financial and business goals as well as the goals of our stockholders.

Our current compensation programs consist primarily of salary and long-term equity incentives for our executive officers that are designed to support our business goals and promote short- and long-term profitable growth.  Our equity incentive plan is intended to align the interests of our employees, including our named executive officers, with the interests of our stockholders and to provide our employees an incentive to support our long-term success and growth.

We urge stockholders to read the discussion in the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the “Summary Compensation Table” and other related compensation tables and narrative discussion that follows, which provide detailed information on the compensation of our named executive officers. Our Compensation Committee and Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement will support and contribute to the Company’s success.

Based on the above, we request that you indicate your support for our executive compensation philosophy and practices, by voting in favor of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K in this Proxy Statement, including the “Compensation Discussion and Analysis,” the compensation tables and narrative discussion, is hereby approved.

The opportunity to vote on Proposal 2 is required pursuant to Section 14A of the Exchange Act. However, as an advisory vote, the vote on Proposal 2 is not binding upon us. Nonetheless, the Compensation Committee, which is responsible for designing and administering our executive compensation program, and the Board value the opinions expressed by stockholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF HOLDING
FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Background to the Advisory Vote

Under an additional amendment to the Exchange Act adopted by Congress as part of the Dodd-Frank Act, stockholders are also able to vote to indicate on an advisory (non-binding) basis no less frequently than once every six calendar years how frequently they believe a say-on-pay vote, such as we have included in Proposal 2, should occur.  By voting on this Proposal 3, you may indicate whether you would prefer that we hold a say-on-pay vote every one, two or three years.  It is our belief, and the Board’s recommendation, that this vote should occur every three years.

Reason for the Board Recommendation

We believe we have effective executive compensation practices, as described in more detail elsewhere in this Proxy Statement.  The Board believes that providing our stockholders with a say-on-pay vote every three years (a “triennial vote”) will encourage a long-term approach to evaluating our executive compensation policies and practices.  In contrast, focusing on executive compensation over an annual or biennial period would focus on short-term results rather than long-term value creation, which is inconsistent with our compensation philosophy, and could be detrimental to us, our employees and our financial results.

Moreover, a short review cycle will not allow for a meaningful evaluation of our performance against our compensation practices, as any adjustment in pay practices would take time to implement and be reflected in our financial performance and in the price of our common stock.  As a result, a say-on-pay vote held more frequently than every two or three years would not allow stockholders to compare executive compensation to our performance.

Lastly, a triennial vote would allow us adequate time to compile meaningful input from stockholders on our pay practices and respond appropriately.  This would be more difficult to do on an annual or biennial basis, and both we and our stockholders would benefit from having more time for a thoughtful and constructive dialogue on why particular pay practices are appropriate for us.

For these reasons, the Board recommends that you vote to hold a say-on-pay vote every three years.  Your vote, however, is not to approve or disapprove the Board’s recommendation. When voting on this Proposal 3, you have four choices: you may elect that we hold a say-on-pay vote every year, every two years or every three years, or you may abstain from voting.  The number of years that receives the highest number of votes will be the frequency that stockholders approve.  The opportunity to vote on Proposal 3 is required pursuant to Section 14A of the Exchange Act.  However, as an advisory vote, the vote on Proposal 3 is not binding upon us, and the Compensation Committee and the Board may decide that it is in the best interests of our stockholders and our Company to hold a say-on-pay vote more or less frequently than the option approved by our stockholders.  However, the Compensation Committee and the Board will consider the outcome of the vote when making future decisions on the frequency of conducting a say-on-pay vote.

THE BOARD RECOMMENDS THAT YOU VOTE TO HOLD AN ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY THREE YEARS.

PROPOSAL 4:  RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

KPMG LLP, a Delaware limited liability partnership and the U.S. member firm of the independent member firms affiliated with KPMG International Cooperative, or KPMG International, a Swiss entity or KPMG LLP, was our independent registered public accounting firm for 2010.

On May 25, 2011, we dismissed KPMG LLP, as our independent registered public accounting firm, and subsequently, on May 26, 2011, engaged KPMG, a Taiwan partnership and member firm of KPMG International, or KPMG (Taiwan), as our principal accountant (as further described below).  Following its dismissal as principal accountant, KPMG LLP continues to perform audit procedures at the direction of KPMG (Taiwan) in connection with KPMG (Taiwan)’s audit of the Company. The dismissal of KPMG LLP was approved by the Audit Committee.

During the fiscal years ended August 31, 2010 and 2009 and the subsequent interim period through May 25, 2011, there were no (i) disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreements, or (ii) reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

The audit reports of KPMG LLP on our consolidated financial statements as of and for the fiscal years ended August 31, 2010 and 2009 did not contain any adverse opinion or disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope, or accounting principles, except as follows:

KPMG LLP’s report on the consolidated financial statements of SemiLEDs Corporation and subsidiaries as of and for the year ended August 31, 2009 contained an explanatory paragraph stating that “the accompanying consolidated financial statements and financial statement schedule have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 1. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.”

On May 26, 2011, we engaged KPMG (Taiwan) as our new independent registered public accounting firm.  We desired to engage an independent registered public accounting firm with offices located near our headquarters in Taiwan. KPMG (Taiwan) previously participated in our audit as a component auditor for KPMG LLP, and accordingly, had been consulted by us on the application of accounting principles during our fiscal years ended August 31, 2010 and 2009 and the subsequent interim period through May 25, 2011.  The appointment of KPMG (Taiwan) was approved by the Audit Committee.

Other than consultations during the normal course of the client auditor relationship described above, we have not, nor has anyone on our behalf, consulted KPMG (Taiwan) during the years ended August 31, 2010 and 2009 and the subsequent interim period prior to May 25, 2011 regarding either (1) the application of accounting principles to a specific transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, or (2) any matter that was either the subject of a disagreement within the meaning set forth in Item 304(a)(1)(iv) of Regulation S-K or a “reportable event” involving us within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K; neither has KPMG (Taiwan) provided us a written report or oral advice that KPMG (Taiwan) concluded was an important factor considered in reaching a decision as to any accounting, auditing or financial reporting issue.

We have provided each of KPMG LLP and KPMG (Taiwan) with a copy of the disclosures herein made herein, neither of which has provided a statement that the disclosures are incorrect or incomplete.

The Audit Committee has selected KPMG (Taiwan) as our independent registered public accounting firm for the fiscal year ending August 31, 2012.  As a matter of good corporate governance, the Audit Committee is submitting its appointment to our stockholders for ratification.  If the appointment of KPMG (Taiwan) not ratified by the majority of the shares of common stock present or represented at the annual meeting and entitled to vote on the matter, the Audit Committee will review its future appointment of an independent registered public accounting firm in light of that vote result.

The Audit Committee pre-approves and reviews audit and non-audit services performed by its independent registered public accounting firm, as well as the fees charged for such services.  In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditor’s independence.  For additional information concerning the Audit Committee and its activities with the independent registered public accounting firm, see “Corporate Governance” and “Audit Committee Report” in this Proxy Statement.

We expect that a representative of KPMG (Taiwan) will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so chooses.  The representative will also be available to respond to appropriate questions from stockholders.

Fees Billed by Independent Registered Public Accounting Firm

The following table shows the fees and related expenses for audit and other services provided by our independent registered public accounting firms billed for fiscal years 2011 and 2010.  The services described in the following fee table performed after the date of our initial public offering were approved in conformity with the Audit Committee’s pre-approval process.

	KPMG (Taiwan)	KPMG LLP
	2011 Fees	2011 Fees	2010 Fees

Audit Services	$436,170	$103,978	$1,136,514
Audit-Related Services	—	—	—
Tax Services	—	—	—
All Other Services	—	—	—
Total	$436,170	$103,978	$1,136,514

Audit Services.  This category includes the audit of our annual consolidated financial statements, review of our quarterly condensed consolidated financial statements and services that are normally provided by our independent auditors in connection with statutory and regulatory filings or engagements. The fees include $853,785 related to services in connection with our initial public offering incurred during the year ended August 31, 2010, including comfort letters, consents and review of documents filed with the SEC. This category also includes statutory audits required by the Tax Bureau of Taiwan for certain of our subsidiaries in Taiwan.

Neither KPMG LLP or KPMG (Taiwan) performed services other than audit services during fiscal years 2011 and 2010.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG (TAIWAN) AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2012.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board consists of the three directors whose names appear below.

The Audit Committee’s general role is to assist the Board in monitoring the Company’s financial reporting process and related matters.  Its specific responsibilities are set forth in its charter.

The Audit Committee has reviewed the Company’s financial statements for fiscal year 2011 and met with management, as well as with representatives of KPMG (Taiwan), the Company’s independent registered public accounting firm, to discuss the financial statements.  The Audit Committee also discussed with members of KPMG (Taiwan) the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA Performance Standards Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee received the written disclosures and the letter from KPMG (Taiwan) required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with members of KPMG (Taiwan) its independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board that the Company’s audited financial statements for fiscal year 2011 be included in the Company’s Annual Report on Form 10-K for fiscal year 2011.

Richard P. Beck (Chairman)
Richard S. Hill
Mark Johnson

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AND DIRECTORS

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth below with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.

Richard S. Hill (Chairperson)
Mark Johnson
Dr. Jack Lau

Executive Compensation

This executive compensation section provides information about the material elements of the compensation awarded to or earned by our “named executive officers” during fiscal year 2011. Our named executive officers are the following:

•             Trung T. Doan, our Chief Executive Officer;

•             Dr. Anh Chuong Tran, our President and Chief Operating Officer;

•             David Young, our Chief Financial Officer;

•             Yingku Adam Lin, our Vice President of Business Development and General Counsel; and

•             Mark E. Tuttle, our former Vice President of Sales and Marketing who remains employed by us but our Board determined during fiscal year 2011 that he is no longer an executive officer within the meaning of the Exchange Act due to a change in his role and responsibilities.

This executive compensation discussion addresses and explains the compensation practices that were followed in fiscal year 2011 for our named executive officers and the numerical and related information in the “Summary Compensation Table” and the other tables presented below.

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Our Compensation Committee has the responsibility for establishing, implementing and monitoring adherence to our compensation program.  In determining compensation, we strive to reward our executive officers with compensation that is affordable and sufficient to retain such officers while concurrently aligning the officers’ interests with the achievement of our financial and business goals, as well as the goals of our stockholders. Our current compensation programs consist primarily of salary and long-term equity incentives for our executive officers.  We do not currently provide our named executive officers with any formal cash bonus plan or program. With respect to base salary, which is the fixed component of compensation, we compensated our CEO at a median rate of compensation and our COO at a higher rate, taking into account his historical compensation rate prior to founding our Company. We considered a long-term incentive compensation program for our CEO and COO but as discussed below, they voluntarily elected to forego long-term compensation for fiscal year 2011 in order to reallocate such compensation to our non-officer employees. As our needs evolve, we intend to continue to evaluate our philosophy and compensation programs as circumstances require, and at a minimum, we will review executive compensation annually.

Roles of Executives and Compensation Consultant

To help us discharge our responsibilities, our Compensation Committee has the authority under its charter to engage the services of outside counsel, consultants, accountants and other advisors. For fiscal year 2011, the Compensation Committee hired Mercer, an independent compensation consultant, to assist it in generating a peer group of comparable companies, analyze the compensation of our CEO, COO and chief financial officer (“CFO”) relative to our peer group, advise us as to the recent trends in compensation and make recommendations regarding the structure and amount of compensation for each of these officers.  The Compensation Committee evaluated the advice from Mercer to make a decision regarding the compensation of our CEO and COO.  With respect to the compensation of our CFO, the Compensation Committee took into account the recommendations from our CEO but it had the ultimate authority to make the compensation decision based on an assessment of his experience, skills and role and responsibilities. With respect to our Vice President of Business Development and General Counsel, his compensation was determined and negotiated by our CEO.

Benchmarking

With the assistance of Mercer, the Compensation Committee developed a list of 18 peer companies that compete with us for customers, capital and, most importantly, executive talent.  The Compensation Committee determined that for our founding CEO and founding COO, the appropriate compensation market is the United States.  Prior to founding our Company, both of these officers worked and built their careers in the United States. The peer companies are U.S. publicly traded companies that first became publicly traded from 2007 to 2010, have similar revenue size and are in the semiconductor, computer storage and peripherals or electronic equipment and instruments industry.  These industries recruit employees with similar skills and experience to our employees. Our peer group consists of:  Fabrinet, Jinkosolar Holding Co., China Sunergy, Alpha and Omega Semiconductor, Spreadtrum Communications, Netezza, Daqo New Energy, Cavium Networks, Entropic Communications, ICX Technologies, Mellanox Technologies, Compellent Technologies, Comverge, China DigitalTV Holdings, Maxlinear, Rubicon Technology, Authentec and Memsic.

Principal Elements of Executive Compensation

The total compensation of our executive officers consists of the following elements:

•             base salary;

•             long-term incentive compensation, consisting of options and restricted stock units (“RSUs”), except that our CEO and COO have foregone this compensation for fiscal year 2011;

•             potential payments upon specified termination events and vesting acceleration for some of our officers;

•             certain perquisites related to their ex-patriot status; and

•             benefits that are generally available to our employees.

Base Salaries

Base salary is the guaranteed compensation received by our executive officers for performing their regularly assigned duties. The following table sets forth information regarding the base salary for fiscal year 2010 and 2011 for our named executive officers:

Named Executive Officer	Fiscal Year 2010 Base Salary	Fiscal Year 2011 Base Salary
Trung T. Doan	$194,000	$405,000	(1)
Dr. Anh Chuong Tran	$190,000	$350,000	(2)
David Young	$112,000	$180,000	(3)
Yingku Adam Lin	—	$180,000	(4)
Mark E. Tuttle	$90,000	$150,000	(5)

(1)     Mr. Doan’s base salary was increased from $194,000 to $405,000 effective April 1, 2011.

(2)     Dr. Tran’s base salary was increased from $190,000 to $350,000 effective April 1, 2011.

(3)     Mr. Young’s base salary was increased from $112,000 to $180,000 effective April 1, 2011.

(4)     Mr. Lin joined us as our Vice President of Business Development and General Counsel in May 2011.

(5)     Mr. Tuttle was appointed our Vice President of Sales and Marketing in February 2011, but was subsequently reassigned to serve a different role within our Company.

Relative to our peer group, the base salary for each of our CEO, COO and CFO had been lower than the 25th percentile for their positions among our peer group.  For retention purposes, the Compensation Committee determined that it was appropriate to raise the base salary of Mr. Doan, our CEO, to a level that is at the 50th percentile of our peer group and to raise the base salary of Dr. Tran, our COO, to be at the rate of compensation that he earned prior to founding our Company, which is at approximately the 75th percentile for his position in our peer group.  This is an important baseline amount for Dr. Tran and given his significance to the Company, the Compensation Committee believed it was prudent for us to pay him this amount. For Mr. Young, our CFO, Mr. Doan recommended that we should consider Mr. Young’s role and responsibilities as a chief financial officer of a United States publicly traded company and the market rate in Taiwan.  Accordingly, the base salary for Mr. Young was increased to be at a rate that is approximately the average between the 50th percentile for his position in Taiwan and the 50th percentile for his position in the United States.  Mr. Lin’s base salary was set in connection with his hiring and appointment as our Vice President of Business Development and General Counsel and reflects his experience, qualifications, the scope of his role, internal pay consistency and retention incentives.  Mr. Tuttle’s base salary and subsequent raises in fiscal year 2011 were set to reflect his prior experience with us and market rate for his level of experience.  The actual salaries earned in fiscal year 2011 by each named executive officer are reflected in the “Summary Compensation Table” below.

Long-Term Incentive Compensation

Background.  We established our equity incentive plan to align the interests of our employees, including our named executive officers, with the interests of our stockholders and to provide our employees an incentive to support our long-term success and growth. We do not have any program or obligation that requires us to grant equity compensation to any executive officer on specified dates. Instead, our Compensation Committee exercises its judgment and discretion, with recommendations from Mercer and our CEO, as appropriate, to determine the amount and mix of equity awards to approve.  When granting equity awards, our Compensation Committee also considers, among other factors, the role and responsibility of the named executive officer, motivation factors, retention incentives and the ownership percentage already held by the named executive officer.

In fiscal year 2011, based on the recommendations from Mercer, we intended to compensate our CEO and COO with long-term incentive compensation consisting of options (60% of the long-term incentives) and RSUs (20% of the long-term incentives) that were subject to time-based vesting and additional RSUs (20% of the long-term incentives) that were subject to performance-based vesting.  However, our CEO and COO voluntarily elected to forego their right to receive any long-term incentive compensation for fiscal year 2011 in order to reallocate such long-term incentive compensation to our non-officer employees. Our Compensation Committee did not approve any grants to our CFO in fiscal year 2011 because based on his outstanding option awards and overall ownership percentage, we believe that he continues to be adequately incentivized.  Because our CEO and COO each continue to own approximately 12% of our total outstanding equity, we also believe that they will continue to have a strong incentive to perform to increase overall stockholder value.  In addition, we can benefit from having the equity that would have been granted to our CEO and COO be used to retain and motivate many more employees. Our CEO and COO would have been eligible to earn approximately 36,000 RSUs and 82,000 shares subject to options.  In August 2011, our Compensation Committee, with recommendations from our CEO, approved the reallocation and grant of the RSUs and options to our non-officer employees, which awards vest annually over a four-year vesting schedule.

In July 2011, Mr. Lin was granted an option to purchase 60,000 shares of common stock at an exercise price per share of $6.08. This option vests annually over a four-year vesting schedule, subject to Mr. Lin’s continued service through each vesting date.  In addition, in July 2011, Mr. Lin was also granted 7,000 RSUs that vest annually over a four-year vesting schedule, subject to Mr. Lin’s continued service through each vesting date. Both of these grants will fully vest upon a change in control of the Company that occurs during his employment. These grants were made in connection with the commencement of Mr. Lin’s employment with us, in accordance with the terms of his offer letter, which was individually negotiated with our CEO, and took into account his executive position with us, role and responsibilities, and the amount of his base salary and other compensation.

In January 2011, Mr. Tuttle was granted an option to purchase 12,500 shares of common stock at an exercise price per share of $19.00. This option vests annually over a four-year vesting schedule, subject to Mr. Tuttle’s continued service through each vesting date.  In addition, in January 2011, Mr. Tuttle was also granted 8,000 RSUs that vest annually over a four-year vesting schedule, subject to Mr. Tuttle’s continued service through each vesting date. Both of these grants will fully vest upon a change in control of the Company that occurs during his employment. These grants were made along with other regular employee grants for retention and incentive purposes, and took into account his increased role and responsibilities.

Timing and Size of Option Grants.  We have historically only granted options and continue to grant options since they offer a powerful incentive for our employees, including our named executive officers, to increase the value of our shares. This is the case because the value of our stock has to appreciate in order for our executive officers to receive any gain from their options. We typically grant the largest stock option in the year that an executive officer commences employment. Generally, each option vests annually according to a four-year schedule. Thereafter, we make option grants at the discretion of our Compensation Committee (or before we became a public company, our Board). We anticipate that we will continue to grant options as a part of any long-term incentive compensation program that we establish for our named executive officers.  The size of each grant will be determined after the Compensation Committee reviews the comparative data of options granted by our peer companies for any position.

Restricted Shares, Stock Appreciation Rights and Restricted Stock Units.  We generally have not granted restricted stock awards or stock appreciation rights, but reserve the right in the future to approve these types of awards.  In fiscal year 2011, the Compensation Committee determined that it was important to grant RSUs, in addition to options, to our employees in order to mitigate some of the risk of having underwater options during tough economic times, help retain our officers and create Company ownership and to be competitive with equity awards made by our peer group and other comparable technology companies with which we compete for talent. We also believe that RSUs constitute an appropriate form of compensation that aligns the interests of our employees, including our named executive officers, with our stockholders. Bearing in mind that RSUs continue to have value even when our stock price has not increased, we will likely grant fewer RSUs than options.

Stock Ownership Guidelines

We currently do not require our directors or executive officers to own a specified amount of our common stock. We believe that the stock and option holdings of our directors and executive officers are sufficient at this time to provide incentives to perform for us and to align this group’s interests with those of our stockholders.

Perquisites and Other Benefits

We adopted a policy for our expatriate employees in which we will pay for one round-trip ticket for such employees to fly from Taiwan to visit their home country.  In fiscal year 2011, we adopted a policy for Mr. Doan and Dr. Tran under which we will pay for the cost of one business class round trip airline ticket for each of Mr. Doan and Dr. Tran and their respective spouses and children.   In connection with our hiring of Mr. Lin in May 2011, we provided airfare and lodging for his travel from California to Taiwan, including corporate housing for two months, and we have also agreed to reimburse certain shipment costs and air transportation for his family members related to his relocation from California to Taiwan.  As part of our employment arrangement with Mr. Tuttle when he first joined the Company and prior to his appointment in February 2011 as our vice president of sales and marketing, we agreed to reimburse Mr. Tuttle’s housing expenses during the term of his employment with the Company.  We continued to provide such reimbursement after Mr. Tuttle’s appointment in February 2011 as our vice president of sales and marketing. We also allow and recommend that our executive officers use one of the available Company owned or leased cars for business travel needs, recognizing that the vehicles can also be used for personal purposes.

Our executive officers are also eligible for the benefits generally available to our employees, including our labor insurance, national health insurance and certain group insurance (including life insurance, accidental death & dismemberment insurance, hospitalization and surgical benefits), with the labor insurance and national health insurance mandated by Taiwan law and all of this insurance available to all employees, regardless of nationality.

Severance and Change in Control Benefits

Mr. Doan and Dr. Tran entered into employment agreements in 2005, which provide that if the respective individual is terminated by us without cause or resigns due to a constructive termination, he will receive as severance an amount equal to six months of his then-current salary plus his current medical insurance for six months following his termination date. We offered such severance to motivate Mr. Doan and Dr. Tran to continue as our executive officers by providing severance protection in the event that they are terminated by us without having committed any egregious act constituting cause or if we adversely change their positions such that they resign. Cause is defined as (a) the conviction of a felony or of any criminal offense involving moral turpitude; (b) the repeated failure to satisfactorily perform duties reasonably required by us; (c) material breach of the proprietary information and invention agreement, our written policies established by our Board or any term of his employment agreement; or (d) misappropriation of our property or unlawful appropriation of our corporate opportunity or our business. We will provide Mr. Doan and Dr. Tran with written notice alleging cause and failure to remedy the alleged cause within 30 days may result in a termination for cause. Constructive termination is defined as one of the following events when we have not received the respective individual’s written consent for such event: (a) a significant reduction of his duties, position or responsibilities relative to his duties, position or responsibilities in effect immediately prior to such reduction or his removal from such position, duties and responsibilities, provided that a reduction in duties, position or responsibilities solely by virtue of us being acquired and made part of a larger entity will not constitute a constructive termination; (b) a substantial reduction, without good business reasons, of the facilities and perquisites available to him immediately prior to such reduction; (c) a reduction of his base salary unless such reduction is a part of a Company-wide reduction for similarly situated persons; or (d) a material reduction in the kind or level of employee benefits to which he is entitled immediately prior to such reduction, with the result that his overall benefits package is significantly reduced, unless such reductions are part of a Company-wide reduction for similarly situated persons.

Mr. Lin’s employment agreement entered into in April 2011 provides that the options and RSUs granted in July 2011 will fully vest if we are subject to a change in control.

Mr. Tuttle’s options and RSUs granted in January 2011 also will fully vest if we are subject to a change in control.

For additional information, please see “—Potential Payments Upon Termination or Change in Control” below for more details.

Financial Restatement Adjustment

Our Compensation Committee has not adopted a policy that provides for retroactive adjustments to any cash or equity-based incentive compensation paid to executive officers or other employees where the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement.  However, once final rules contemplated by the Dodd-Frank Act on this subject are issued, we intend to develop and implement a policy regarding such retroactive adjustments.

Tax and Accounting Treatment of Compensation

Section 162(m) of the Internal Revenue Code (the “Code”) places a limit of $1.0 million per person on the amount of compensation that we may deduct in any one year with respect to each of our named executive officers other than our CFO. Certain types of compensation, including compensation based on performance criteria that are approved in advance by stockholders and qualifying compensatory stock options, are excluded from the $1.0 million limitation. In addition, under a special Code Section 162(m) exception, certain compensation paid pursuant to a compensation plan, such as our 2010 Equity Incentive Plan, that was in existence before the effective date of our initial public offering will not be subject to the $1.0 million limitation until the earliest of: (i) the expiration of the compensation plan, (ii) a material modification of the compensation plan (as determined under Code Section

162(m)), (iii) the issuance of all the employer stock and other compensation allocated under the compensation plan, or (iv) the first meeting of stockholders at which directors are elected after the close of the third calendar year following the year in which the initial public offering occurs. To date, the compensation to our named executive officers has not exceeded the $1.0 million limitation. Our Compensation Committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards to e exceed the limitation under section 162(m) if it determines that such action is appropriate and in our best interests.

We account for equity compensation paid to our employees in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. We have not tailored our executive compensation program to achieve particular accounting results.

Risk Review of Compensation Plan

Our Compensation Committee has assessed our compensation policies and practices for all employees, including our named executive officers and non-executive officers. Based on the results of this assessment, we do not believe that such policies and practices create risks that are reasonably likely to have a material adverse effect on us.  In making this determination, our Compensation Committee considered the fact that we have not established a bonus plan or program for our officers.

Summary Compensation Table

The following table sets forth all of the compensation earned by our named executive officers for the fiscal years ended August 31, 2011 and 2010.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
Trung T. Doan	2011	$286,000	—	—	—	$12,584	(3)	$298,584
Chief Executive Officer	2010	$194,333	$103,334	—	—	—		$297,667

Dr. Anh Chuong Tran	2011	$260,167	—	—	—	$39,247	(4)	$299,414
President and Chief Operating Officer	2010	$190,167	$90,416	—	—	—		$280,583

David Young	2011	$140,333	—	—	—	$12,116	(5)	$152,449
Chief Financial Officer	2010	$112,000	—	—	—	—		$112,000

Yingku Adam Lin (6)	2011	$56,500	—	$42,560	$192,600	$10,027	(7)	$301,687
Vice President of Business Development and General Counsel

Mark E. Tuttle (8)	2011	$112,500	—	$152,000	$111,875	$22,378	(9)	$398,753
Vice President of Sales and Marketing

(1)             The amounts reported in the Stock Awards column represent the aggregate grant date fair value of the RSUs granted to the named executive officers in the applicable fiscal year calculated in accordance with the ASC 718.  For RSUs, the grant date fair value is calculated by multiplying (x) the closing price of our common stock on the grant date by (y) the number of RSUs awarded.  Note that the amounts reported in this column reflect the accounting cost for these stock awards, and do not correspond to the actual economic value that may be received by the named executive officers.

(2)            The amounts reported in the Option Awards column represent the aggregate grant date fair value of the stock options granted to the named executive officers in the applicable fiscal year calculated in accordance with ASC 718.  The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth for each year in Note 10, Stock-based Compensation, of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended August 31, 2011, filed with the SEC on November 22, 2011. Note that the amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic values that may be received by the named executive officers from the options.

(3)             Includes payments of $8,373 for automobile lease, registration, auto insurance and related automobile expenses, and $4,211 for airfare and related travel expenses for family members to attend a trip to New York to preside over ringing the opening bell at the NASDAQ MarketSite as part of our initial public offering.

(4)             Includes payments of $8,170 for automobile lease, registration, auto insurance and related automobile expenses, $11,290 for airfare and related travel expenses for family members to attend a trip to New York to preside over ringing the opening bell at the NASDAQ MarketSite as part of our initial public offering and $19,787 for airfare and related travel expenses for family members to fly from Taiwan to the United States.

(5)             Includes $7,973, which represents the depreciation cost for Mr. Young’s use of one of our automobiles, registration, auto insurance and other related automobile expenses, and payments of $4,143 for airfare and related travel expenses for family members to attend a trip to New York to preside over ringing the opening bell at the NASDAQ MarketSite as part of our initial public offering.

(6)             Mr. Lin commenced employment with us on May 9, 2011.

(7)             Includes payments of $1,576 for automobile lease, registration, auto insurance and related automobile expenses, and $8,451 for commuting costs (airfare and lodging) for Mr. Lin to travel from California to our headquarters in Taiwan.

(8)             Mr. Tuttle became an executive officer in February 2011 when he was appointed as our Vice President of Sales and Marketing. Mr. Tuttle remains employed by us but our Board determined during fiscal year 2011 that he is no longer an executive officer within the meaning of the Exchange Act due to a change in his role and responsibilities.

(9)             Includes $6,079, which represents the depreciation cost for Mr. Tuttle’s use of one of our automobiles, registration, auto insurance and other related automobile expenses, and payments of $16,299 for housing-related expenses.

Grants of Plan-Based Awards

The following table sets forth the plan-based awards granted to our named executive officers during the fiscal year ended August 31, 2011.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Trung T. Doan	—	—	—	—	—
Dr. Anh Chuong Tran	—	—	—	—	—
David Young	—	—	—	—	—
Yingku Adam Lin	7/06/11	7,000	60,000	$6.08	$235,160
Mark E. Tuttle	1/20/11	8,000	12,500	$19.00	$263,875

(1)               The vesting schedule applicable to each award is set forth below in the section entitled “Outstanding Equity Awards at Fiscal Year-End.”

(2)               Reflects the aggregate grant date fair value computed in accordance with ASC 718. See footnotes 1 and 2 to the “Summary Compensation Table” for information regarding the grant date fair value of such awards. These amounts do not necessarily correspond to the actual value that may be recognized by the named executive officers.

Outstanding Equity Awards at Fiscal Year-End

The following table presents certain information regarding outstanding equity awards held by each of our named executive officers as of the fiscal year ended August 31, 2011.  Values in this table are calculated based on the closing price per share of our common stock on August 31, 2011, which was $5.13.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Trung T. Doan	—	—		—	—	—	—		—
Dr. Anh Chuong Tran	—	—		—	—	—	—		—
David Young	17,857	17,857	(1)	—	$0.84	3/03/17	—		—
	17,857	35,714	(2)	—	$0.91	3/01/18	—		—
Yingku Adam Lin	—	60,000	(3)	—	$6.08	7/05/21	7,000	(4)	$35,910
Mark. E. Tuttle	3,571	10,714	(5)	—	$9.10	4/23/20	—		—
	—	12,500	(6)	—	$19.00	1/20/21	8,000	(7)	$41,040

(1)               The option will vest on March 3, 2012.

(2)               The option will vest with respect to 17,857 shares on each of March 1, 2012 and 2013.

(3)               The option will vest with respect to 15,000 shares on each of May 9 of 2012, 2013, 2014 and 2015.

(4)               The RSU will vest with respect to 1,750 shares on each of May 9 of 2012, 2013, 2014 and 2015.

(5)               The option will vest with respect to 3,571 shares on each of May 30 of 2012, 2013 and 2014.

(6)               The option will vest with respect to 3,125 shares on each of January 20 of 2012, 2013, 2014 and 2015.

(7)               The RSU will vest with respect to 2,000 shares on each of January 20 of 2012, 2013, 2014 and 2015.

Option Exercises and Stock Vested in Fiscal Year 2011

No options held by our named executive officers were exercised and no RSUs held by our named executive officers vested during the fiscal year ended August 31, 2011.

Potential Payments Upon Termination or Change in Control

The table below reflects the potential payments and benefits to which certain of our named executive officers would be entitled under the individual employment agreements between these named executive officers and us, which are described in the section entitled, “Compensation Discussion and Analysis.” The amounts shown in the table below assume the termination of employment and/or change in control occurred on August 31, 2011 and that all eligibility requirements under the applicable agreement were met.

Name	Salary	Medical Insurance	Equity Acceleration		Total
Trung T. Doan (1)	$202,500	$1,987	—		$204,487
Dr. Anh Chuong Tran (1)	$175,000	$1,987	—		$176,987
David Young	—	—	—		—
Yingku Adam Lin	—	—	$35,910	(2)	$35,910
Mark E. Tuttle	—	—	$41,040	(3)	$41,040

(1)               If either Mr. Doan or Dr. Tran is terminated by us without cause or resigns as a result of a constructive termination at any time, he is eligible to receive as severance an amount equal to six months of his then-current base salary and medical insurance for a six-month period following his employment termination date.

(2)               The following shares of common stock subject to Mr. Lin’s equity awards would accelerate if we had experienced a change in control on August 31, 2011: 60,000 options and 7,000 RSUs. The amount indicated in the table is calculated based on the closing sales price of a share of our common stock on August 31, 2011 ($5.13) and, in the case of options, less the per share exercise price for the option.  No amount is reflected with respect to the options as they were underwater as of August 31, 2011 (i.e., they have an exercise price above the market value of our shares on such date).

(3)               The following shares of common stock subject to Mr. Tuttle’s equity awards would accelerate if we had experienced a change in control on August 31, 2011: 12,500 options and 8,000 restricted stock units. The amount indicated in the table is calculated based on the closing sales price of a share of our common stock on August 31, 2011 ($5.13) and in the case of options, less the per share exercise price for the option.  No amount is reflected with respect to the options as they were underwater as of August 31, 2011.

Pension Benefits

We do not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

Employment Agreements

We have entered into employment agreements with each of our named executive officers (except that we do not have an employment agreement with Mr. Tuttle), which set forth the terms of their employment, including base salary and to the extent applicable, bonus opportunities, stock options and severance benefits. Each named executive officer’s current cash and equity compensation, including base salary, bonuses, options and severance, is discussed in greater detail in “Compensation Discussion and Analysis” and the payments made in fiscal year 2010 and 2011 are set forth in the “Summary Compensation Table” above.

Mr. Doan and Dr. Tran entered into employment agreements in 2005, which provide for the severance payments and benefits described under “Severance and Change in Control Benefits” above.

Mr. Lin’s employment agreement entered into in 2011 provides for the vesting acceleration benefits described under “Severance and Change in Control Benefits” above.

Director Compensation

In January 2011, based on recommendations from Mercer, our Board adopted a director compensation policy pursuant to which non-employee members of the Board will receive the following compensation for their board and committee services:

•             an annual cash retainer for general Board service of $50,000 paid in quarterly installments;

•             no cash payments for attendance at general Board meetings;

•             an annual cash retainer of $15,000 for serving as chairman of the Audit Committee, $15,000 for serving as the chairman of the Compensation Committee and $7,500 for serving as the chairman of the Nominating and Governance Committee, with each retainer paid in quarterly installments;

•             an annual cash retainer of $7,500 per non-chairman member serving on the Audit Committee, $7,500 per non-chairman member serving on the Compensation Committee and $4,000 per non-chairman member serving on the Nominating and Corporate Governance Committee;

•             upon first joining the Board, an initial grant of RSUs with a value of $100,000, which vest annually over a four-year vesting schedule, subject to continued service through each vesting date, provided that the RSUs will fully vest if we are subject to a change in control during their service; and

•             each year shortly following the annual stockholder meeting an annual grant of RSUs with a value of $50,000, which fully vests on the earlier of the next annual meeting or the one-year anniversary of the grant date, subject to continued service through the vesting date, provided that the RSUs will fully vest if we are subject to a change in control during their service.

The director compensation policy requires directors to attend at least 75% of the meetings each year in order to be renominated.  The policy also includes an equity ownership guideline whereby our directors will be expected to own and hold shares of our common stock until retirement from their Board service.  We also reimburse non-employee directors for travel, lodging and other expenses incurred in connection with their attendance at Board or committee meetings.

In addition, pursuant to recommendations from Mercer and the director compensation policy, in January 2011, our non-employee directors each received a number of RSUs and a pro-rata cash retainer for their Board and committee services in fiscal year 2010 and the first and second quarters of fiscal year 2011, as illustrated in the table below.  For the total amount of compensation earned in fiscal year 2011, please refer to the Director Compensation Table further below.

Name	Restricted Stock Units (#)	Cash Retainer ($)(1)
Richard P. Beck	17,862	$39,861
Richard S. Hill	17,650	$36,250
Mark Johnson	17,650	$34,500
Dr. Jack Lau	17,650	$30,750

(1)               Amounts reflect the pro rata retainers for services rendered in fiscal year 2010 (Mr. Beck was the only director who joined our Board prior to the end of fiscal year 2010) and in the first and second quarters of fiscal year 2011.

Director Compensation Table

The following table sets forth the total compensation for our non-employee directors for the year ended August 31, 2011:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Richard P. Beck	$76,111	$339,378		$415,489
Richard S. Hill	$72,500	$335,350		$407,850
Mark Johnson	$69,000	$335,350		$404,350
Dr. Jack Lau	$61,500	$335,350		$396,850
Scott R. Simplot	—	—		—

(1)               Amounts shown do not reflect compensation actually received by directors. Instead, the value reported above in the “Stock Awards” column represents the dollar amounts of the aggregate grant date fair value of RSUs granted to directors in fiscal year 2011, computed in accordance with ASC 718.

(2)               Each of Mr. Hill, Mr. Johnson and Dr. Lau owned 17,650 RSUs at August 31, 2011 and Mr. Beck owned 17,862 RSUs. No portion of the RSUs were vested as of August 31, 2011.  The RSUs will fully vest on January 20, 2012.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of December 1, 2011 with respect to:

•             each person, or group of affiliated persons, who is known by us to own beneficially 5% or more of our common stock;

•             each of our directors;

•             each of our named executive officers; and

•             all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. All shares of our common stock subject to options currently exercisable or exercisable within 60 days of December 1, 2011 and RSUs that will vest within 60 days of December 1, 2011, are deemed to be outstanding for the purpose of computing the percentage ownership of the person or group holding options and RSUs, but are not deemed to be outstanding for computing the percentage of ownership of any other person.

Unless otherwise indicated by the footnotes below, we believe, based on the information furnished to us, that each stockholder named in the table has sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws.

Percentage of ownership is based on 27,310,666 shares of common stock outstanding as of December 1, 2011.

Unless otherwise indicated in the footnotes to the table, the address of each individual listed in the table is c/o SemiLEDs Corporation, 3F, No.11 Ke Jung Rd., Chu-Nan Site, Hsinchu Science Park, Chu-Nan 350, Miao-Li County, Taiwan, R.O.C.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number		Percent

5% Stockholders:
Simplot Taiwan, Inc.	9,899,344	(1)	36.2%
J.R. Simplot Company
999 Main Street, Suite 1300 Boise, ID 83702
Trung Tri Doan	3,265,983	(2)	12.0%
Dr. Anh Chuong Tran	3,240,133	(3)	11.9%

Executive Officers and Directors:
Trung Tri Doan	3,265,983	(2)	12.0%
Dr. Anh Chuong Tran	3,240,133	(3)	11.9%
Richard P. Beck	39,290	(5)	*
Richard S. Hill	17,650	(6)	*
Mark Johnson	17,650	(6)	*
Dr. Jack Lau	17,650	(6)	*
Scott Simplot	10,209,713	(1)(4)	37.4%
David Young	89,285	(7)	*
Yingku Adam Lin	—	(8)	—
Mark E. Tuttle	8,696	(8)	*
All executive officers and directors as a group (9 persons)	16,897,354	(9)	61.6%

*                    Indicates beneficial ownership of less than 1%.

(1)             Based on a Schedule 13G filed February 10, 2011, Simplot Taiwan, Inc., a wholly owned subsidiary of J.R. Simplot Company, and J.R. Simplot Company share voting and investment power over all such shares. Scott Simplot is the

Chairman of J.R. Simplot Company. Mr. Simplot may be deemed to have shared voting and investment power over the shares held by Simplot Taiwan, Inc. Mr. Simplot disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(2)             Includes 1,571,428 shares held by The Trung Tri Doan 2010 GRAT, of which Trung Tri Doan and Anh Chuong Tran are the trustees.

(3)             Includes 1,571,428 shares held by The Anh Chuong Tran 2010 GRAT, of which Anh Chuong Tran and Hien Van Nguyen are the trustees.

(4)             Includes 310,369 shares held by JRS Properties III L.P. JRS Management L.L.C. is the sole general partner of JRS Properties III L.P. Scott Simplot and Stephen A. Beebe are the managers of JRS Management L.L.C. As managers of JRS Management L.L.C., Mr. Simplot and Mr. Beebe share voting and investment power over the securities held by JRS Properties III L.P. Mr. Simplot may be deemed to have shared voting and investment power over the shares held by JRS Properties III L.P. Mr. Simplot disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(5)             Includes 17,862 RSUs that will vest within 60 days.

(6)             Consists of RSUs that will vest within 60 days.

(7)             Includes options that are currently exercisable for 35,714 shares.

(8)             Includes options that are currently exercisable for 3,571 shares, options for 3,125 shares that will become exercisable within 60 days and 2,000 RSUs that will vest within 60 days.

(9)             Includes options that are currently exercisable for 35,714 shares and 70,812 RSUs that will vest within 60 days.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since September 1, 2010, there has not been any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors or executive officers, any holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the transactions described below.

Conversion of Series E Convertible Preferred Stock

In April 2010, we sold 1,699,624 shares of Series E preferred stock at a price of $9.1196 per share for gross proceeds of approximately $15.5 million to persons and entities that included officers, directors and then more than 5% stockholders. Each share of Series E convertible preferred stock automatically converted into one share of our common stock upon the completion of our initial public offering in December 2010.

	Number of Shares of Common Stock	Original Aggregate Purchase Price of Series E Convertible Preferred Stock
Executive Officers
Trung T. Doan	4,079	$37,202.11
Dr. Anh Chuong Tran	2,039	$18,600.73

Entities Affiliated with Directors
Simplot Taiwan, Inc. (Scott R. Simplot)	1,074,608	$9,799,999.68
JRS Properties III L.P. (Scott R. Simplot)	310,369	$2,830,443.09

Other 5% Stockholders
Lite-On Technology USA, Inc.	93,936	$856,658.75

Investors’ Rights Agreement

We have entered into an investors’ rights agreement with certain holders of our common stock, including Trung T. Doan, The Trung Doan 2010 GRAT, Dr. Anh Chuong Tran, The Anh Chuong Tran 2010 GRAT, Simplot Taiwan, Inc. and JRS Properties III L.P., as well as WI Harper Inc. Fund VI Ltd. and Lite-On Technology USA, Inc., which were more than 5% stockholders at the time. This agreement provides for certain rights relating to the registration of their shares of common stock.

Demand Registration Rights

The holders of at least 40% of the 13,718,852 shares of our common stock subject to this agreement can, on not more than three occasions, request that we register all or a portion of their shares if the aggregate price to the public of the shares offered would exceed $7,500,000. Under these demand registration rights, we are required to cause the shares requested to be included in the registration statement as soon as practicable, subject to customary conditions and limitations.

Piggyback Registration Rights

In the event that we propose to register any of our securities under the Securities Act of 1933, as amended (the “Securities Act”), either for our own account or for the account of other security holders, the parties to this agreement will be entitled to certain “piggyback” registration rights allowing the holder to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to a registration related to employee benefit plans, debt securities or corporate reorganizations, the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration.

Form S-3 Registration Rights

The parties are also entitled to certain Form S-3 registration rights. Holders of at least 30% of the shares subject to the agreement can make a written request that we register their shares on Form S-3 if we are eligible to file a registration statement on Form S-3 and if the aggregate price to the public of the shares offered is at least $3,000,000. These stockholders may make an unlimited number of requests for registration on Form S-3. However, we will not be required to effect a registration on Form S-3 if we have effected two such registrations in a given 12-month period.

Registration Expenses

We will pay the registration expenses of the holders of the shares registered pursuant to the demand, piggyback and Form S-3 registrations described above. In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include.

Expiration of Registration Rights

The demand, piggyback and Form S-3 registration rights described above will expire, with respect to any particular stockholder, when that stockholder can sell all of the shares that the stockholder proposes to sell under Rule 144 of the Securities Act or a similar exemption during any three-month period. In any event, all such registration rights shall expire in December 2015.

Lite-On Warranty Agreement

In March 2009, Taiwan SemiLEDs, entered into a warranty agreement with Lite-On Technology Corporation, which held approximately 5.63% of our shares immediately prior to our initial public offering, pursuant to which Taiwan SemiLEDs set forth the terms and conditions of certain warranty obligations of Taiwan SemiLEDs relating to the sale and purchase by Lite-On Technology Corporation of certain LED devices of Taiwan SemiLEDs. The warranty agreement provides that if a third party makes a claim against Lite-On Technology Corporation that such products sold to Lite-On Technology Corporation directly infringe on intellectual property rights of such third party, then Taiwan SemiLEDs will defend, indemnify and hold Lite-On Technology Corporation and its affiliates harmless against all damages and costs based on such claim of infringement which are finally awarded against Lite-On Technology Corporation in any such suit or proceeding or paid by way of settlement against such claim, provided that Lite-On Technology Corporation complies with certain procedures set forth in the warranty agreement. Certain claims are also excluded from the warranty as set forth in the warranty agreement. The warranty agreement provides that Taiwan SemiLEDs’ aggregate liability in connection with the sales and purchase of the products shall not exceed the purchase amount paid by Lite-On Technology Corporation for the infringing products during the10-year period prior to the intellectual property claim. This agreement expired in March 2011.  Notwithstanding, the liabilities and obligations of Taiwan SemiLEDs under the agreement survive any expiration or termination of the agreement until the 15-year statute of limitations under Taiwanese law, which commences upon the delivery date for each shipment made during the term of the agreement, has run.

Luxxon Lease Agreement

In December 2006, Taiwan SemiLEDs, entered into a lease agreement with Luxxon Technology Corporation, an affiliate of Powerchip Technology Corporation, which held approximately 5.5% of our shares immediately prior to our initial public offering, to lease certain premises and facilities located at Sinwu Taoyuan County, Taiwan from Luxxon Technology Corporation for a term of 10 years. During the lease term, the total rental and charges (excluding certain operating expenses) for the leased premises and leased facilities were NT$1,200,000 per month for September 2010—November 2010, NT$1,440,000 per month for December 2010—November 2012 and, thereafter, the rental rate periodically increase by 15% every two years until the expiration of the lease term.

Employment Agreements

See “Compensation of the Named Executive Officers and Directors—Employment Agreements.”

Intellectual Property Cross-Licensing Arrangements with China SemiLEDs

We have entered into a patent assignment and license agreement, a patent cross-license agreement and a trademark cross-license agreement with China SemiLEDs, a joint venture in which we own a 49% equity interest.

Under the patent assignment and license agreement, as amended on July 19, 2010, we agreed to assign 13 patents to China SemiLEDs. In return, China SemiLEDs agreed to pay us a one-time payment of $600,000, which we received in March 2011, and agreed to grant us and our affiliates a royalty-free, transferable and exclusive (with respect to third parties other than China SemiLEDs) license to use the patents globally except in manufacturing LED epitaxial wafers and chips in China. China SemiLEDs agreed to not assign the patents to any third party without our written consent. We have agreed to indemnify China SemiLEDs from any damages arising out of any intellectual property infringement claims or proceedings with respect to any products manufactured by China SemiLEDs. The term of the agreement is 10 years.

Under the patent cross-license agreement entered into on May 7, 2010, we agreed to grant royalty-free, exclusive (with respect to third parties other than us) and non-transferable licenses to China SemiLEDs to use 47 of our patents, and patents that we may acquire in the future, for the manufacture of LED epitaxial wafers or chips within China. In addition, China SemiLEDs agreed to grant a royalty-free, exclusive and transferable license to us and our affiliates for use in manufacturing or selling LED chips or packages globally. China SemiLEDs has agreed to not transfer or sublicense any of the licenses without our consent. We are able to terminate the agreement under certain circumstances including, among others, where China SemiLEDs refuses or fails to perform its obligations under the agreement, China SemiLEDs declares bankruptcy or is wound down or put into receivership proceedings, or China SemiLEDs assigns or sells or dissolves its business. We also have the right to terminate the agreement in the event that the directors nominated by us no longer constitute a majority of the board of directors of China SemiLEDs, but only if such loss of a majority of directors occurs as a result of a material breach by China SemiLEDs of our right to appoint a majority of the board. This agreement is effective until the joint venture is dissolved or terminated.

Under the trademark cross-license agreement entered into on May 7, 2010, we agreed to grant China SemiLEDs an exclusive (with respect to third parties other than us) royalty-free license to use our “SemiLEDs” trademark within China, subject to certain conditions. In return, China SemiLEDs agreed to grant a royalty-free and exclusive (with respect to third parties other than China SemiLEDs) license to us and our affiliates to use globally, except in

China, any trademark acquired by it. China SemiLEDs may not transfer or sublicense our SemiLEDs trademark, use our SemiLEDs trademark as part of the name for or trademark owned by any company owned or affiliated with China SemiLEDs, use any trademarks, names, logos or design patents similar to or incorporating our “SemiLEDs” trademark, or advertise or promote any services or products relating to any LED epitaxial wafers or chips using the trademark of any other company. This agreement is effective until the joint venture is dissolved or terminated.

We may terminate the trademark cross-license agreement if China SemiLEDs’ products fail to meet certain quality standards. We may also terminate this agreement if the directors nominated by us to the board of China SemiLEDs no longer constitute a majority of its board for reasons other than because China SemiLEDs is listed on a stock exchange, we transfer our shares in China SemiLEDs, or we decline to exercise our preemptive rights with respect to new issuances of shares of China SemiLEDs.

Commercial Arrangements and Investments

In addition to the cross-licensing arrangements with China SemiLEDs, we engaged in additional transactions with China SemiLEDs and increased our investment in SILQ (Malaysia) Sdn, Bhd. (“SILQ”), during fiscal year 2011.

We sold approximately $611,000 of products to China SemiLEDs pursuant to standard purchase orders.  In addition, we provided technical, engineering and operational support services to China SemiLEDs during the build-out of its manufacturing facilities and received service fees of approximately $308,000, which amount was determined by arm’s length negotiations.  During fiscal year 2011, we paid travel-related expenses of approximately $100,000 on behalf of China SemiLEDs.

We originally formed SILQ, of which we own 50%, in September 2009.  In April 2011, we participated in SILQ’s capital increase and contributed an additional $662,000.

Policies and Procedures for Related Party Transactions

Our Board has adopted a formal, written related party transactions policy pursuant to which, our executive officers, directors, beneficial owners of more than 5% of our common stock, and any member of the immediate family of and any firm, corporation or other entity at which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial interest, are not permitted to enter into a related party transaction with us without prior consent and approval of our Audit Committee.  This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we are a participant, the aggregate amount involved will or may be expected to exceed $120,000 in any year and a related person has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity), including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness or employment by us of a related person.

The Audit Committee has determined that a related person does not have a direct or indirect material interest in the following categories of transactions and that each will be deemed to be preapproved:

•                  any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenue;

In fiscal year 2011, other than the commercial arrangements with China SemiLEDs and the capital contribution to SILQ, all the related person transactions represented the continuation of transactions entered into prior to our initial public offering and adoption of the policy.  The commercial arrangements with China SemiLEDs and the capital contribution to SILQ were not approved pursuant to the policy because the only reason that they constitute related person transactions is by virtue of our having directed the appointment of certain of our officers as directors and officers of these joint ventures.

ADDITIONAL MEETING INFORMATION

Meeting Admission.  You are entitled to attend the annual meeting only if you were a holder of our common stock as of the close of business on December 12, 2011 or hold a valid proxy for the annual meeting.  If attending the physical meeting, you should be prepared to present photo identification for admittance.  In addition, if you are a stockholder of record, meaning that you hold shares directly with American Stock Transfer & Trust Company, LLC (“registered holders”), the inspector of elections will have your name on a list, and you will be able to gain entry with a form of photo identification.  If you are not a stockholder of record but hold shares through a broker, bank, or nominee (“street name” or “beneficial” holders), in order to gain entry you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership, along with a form of photo identification.  If you do not provide photo identification and comply with the other procedures outlined above for attending the annual meeting in person, you will not be admitted to attend the annual meeting in person.

Proxy Solicitation.  We will bear the expense of soliciting proxies.  Our directors, officers and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail, facsimile or otherwise.  We are required to request that brokers, banks, and other nominees who hold stock in their names furnish our proxy materials to the beneficial owners of the stock, and we must reimburse these brokers, banks, and other nominees for the expenses of doing so, in accordance with statutory fee schedules.

Inspector of Elections.  Broadridge Financial Solutions, Inc. has been engaged as our independent inspector of elections to tabulate stockholder votes for the annual meeting.

Stockholder List.  Our list of stockholders as of December 12, 2011 will be available for inspection at our principal executive office (3F, No. 11 Ke Jung Rd., Chu-Nan Site, Hsinchu Science Park, Chu-Nan 350, Miao-Li County, Taiwan, R.O.C.) for 10 days prior to the annual meeting.  If you want to inspect the stockholder list, call our Finance Department at +886-37-586788 to schedule an appointment.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance.  Section 16(a) of the Exchange Act requires our directors and executive officers, among others, to file with the SEC an initial report of ownership of our stock on Form 3 and reports of changes in ownership on Form 4 or Form 5.  Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.  As a matter of practice, our administrative staff assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files those reports on their behalf.  Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that during fiscal year 2011 all of our executive officers and directors filed the required reports on a timely basis under Section 16(a).

2013 Stockholder Proposals or Nominations.  Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in the proxy statement for our 2013 Annual Meeting of Stockholders.  These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive office (3F, No. 11 Ke Jung Rd., Chu-Nan Site, Hsinchu Science Park, Chu-Nan 350, Miao-Li County, Taiwan, R.O.C.) in care of our Corporate Secretary. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.  We must receive all submissions no later than the close of business (5:00 p.m. Taiwan Time) on August 24, 2012.

In addition, under our Bylaws, any stockholder intending to nominate a candidate for election to the Board or to propose any business at our 2013 Annual Meeting of Stockholders, other than precatory (non-binding) proposals presented under Rule 14a-8, must give notice to our Corporate Secretary between October 9, 2012 and November 8, 2012, unless the notice also is made pursuant to Rule 14a-8.  The notice must include information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements related to our stock.  If the 2013 Annual Meeting of Stockholders is held more than 30 days from the anniversary of the 2012 Annual Meeting of Stockholders, the stockholder must submit notice of any such nomination and of any such proposal that is not made pursuant to Rule 14a-8 by the later of the 90th day before the 2013 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of such meeting is first made.  We will not entertain any proposals or nominations at the 2013 Annual Meeting of Stockholders that do not meet the requirements set forth in our Bylaws.  If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination.

By Order of the Board of Directors,

Dr. Anh Chuong Tran
Corporate Secretary

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] Date VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on February 4, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on February 4, 2012. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SEMILEDS CORPORATION 3F NO. 11 KE JUNG ROAD, CHU-NAN SITE HSINCHU SCIENCE PARK, CHU-NAN 350 MIAO-LI COUNTY TAIWAN, R.O.C. M39697-P18238 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For All Except For All Withhold All SEMILEDS CORPORATION The Board of Directors recommends you vote FOR the following: ! ! ! 1. Election of Directors Nominees: 01) Trung T. Doan 02) Dr. Anh Chuong Tran 03) Dr. Jack Lau 04) Scott R. Simplot Abstain The Board of Directors recommends you vote FOR the following proposal: For Against ! ! ! 2. Advisory vote on the compensation of our named executive officers. 1 Year 2 Years 3 Years Abstain The Board of Directors recommends you vote 3 years on the following proposal: ! ! ! ! 3. Advisory vote on the frequency of holding future advisory votes on executive compensation. The Board of Directors recommends you vote FOR the following proposal: For Abstain Against ! ! ! 4. Ratification of the appointment of KPMG (Taiwan) as the independent registered public accounting firm of the Company for the year ending August 31, 2012. The proxyholders are authorized to vote on any other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Meeting, Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com. M39698-P18238 Proxy SEMILEDS CORPORATION Annual Meeting of Stockholders February 6, 2012 10:00 AM This Proxy is solicited by the Board of Directors The undersigned stockholder of SemiLEDs Corporation (the "Company") hereby constitutes and appoints TRUNG T. DOAN and YINGKU ADAM LIN, and each of them, proxies and attorneys-in-fact of the undersigned, with full power of substitution, to vote all of the shares of common stock of the Company standing in the name of the undersigned at the Annual Meeting of Stockholders to be held on Monday, February 6, 2012 at 10:00 A.M. local time at the Sheraton Hsinchu Hotel, No. 265, Dong Sec 1, Guangming 6th Rd., Zhubei City, Hsinchu County, Taiwan, and at any adjournment(s) and postponement(s) thereof. If you need directions to the Annual Meeting so that you may attend and vote in person, please contact investor@semileds.com. Unless a contrary direction is indicated, the proxyholders will vote the undersigned's shares FOR the election of the nominees for director, FOR approval of the compensation of our named executive officers, 3 YEARS on the frequency of holding future advisory votes on executive compensation and FOR ratification of the appointment of KPMG (Taiwan) as the independent registered public accounting firm of the Company for the fiscal year ending August 31, 2012, and in accordance with the judgment of the proxyholder on any other business as may properly come before the meeting or any adjournment or postponement thereof. If specific instructions are indicated, this Proxy will be voted in accordance therewith. IF YOU ELECT TO VOTE BY MAIL, PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. If you vote by telephone or the Internet, please DO NOT mail back this proxy card. Continued and to be signed on reverse side